Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
NOVEMBER 27, 2007
CONTACTS:
ROBERT W. WALKER, PFBI CEO	GARY L. BROWN, TBI CEO
(304) 525-1600	(304) 927-3340

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
PURCHASE OF TRADERS BANKSHARES, INC.

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $547 million community bank holding company with five bank subsidiaries, and Traders Bankshares, Inc. (Traders), a $106 million community bank holding company headquartered in Spencer, West Virginia jointly announce a definitive agreement whereby Premier will purchase Traders for approximately $18,140,000 in stock and cash.

Premier President and CEO Robert W. Walker commented, “We are pleased to bring another local community bank into the Premier “family” expanding our community banking franchise.  The Traders locations fit very well into our West Virginia market footprint.  We believe Premier can provide Traders “behind-the-scenes” expertise in the areas of compliance, auditing, IT and cost management.  We also plan to offer new products and services to Traders’ customers.”

Traders President and CEO Gary L. Brown stated, “We are excited by the opportunity to merge with Premier and continue our community bank environment and approach to customer service.  The banking regulatory environment today makes it much more difficult for a community bank to operate and exist on its own.  When Traders decided to partner with another bank we knew we wanted a partner who had the same vision as we do.  Premier has a long history of providing the support and guidance necessary for their banks but at the same time allowing for autonomy and local decision-making found in a community bank.”

Traders Bankshares is the sole shareholder of Traders Bank, headquartered in Spencer, West Virginia with locations in Ripley and Mineral Wells, located between Charleston and Parkersburg along Interstate 77.  As of September 30, 2007, Traders Bank reported $106 million in total assets, $56 million in outstanding loans, and $93 million in total deposits.

Premier Financial Bancorp recently announced a 22.5% increase in its third quarter 2007 earnings over third quarter 2006 earnings.  Premier’s year-to-date earnings through September 30, 2007 totaled $5.383 million, a 1.30% ROA and an 11.2% increase over year-to-date 2006 earnings.  Premier also owns Boone County Bank in Madison, West Virginia and First Central Bank located in Philippi, West Virginia.  In Kentucky, Premier’s affiliates are Citizens Deposit Bank in Vanceburg and Farmers Deposit Bank in Eminence.  Ohio River Bank, a community bank headquartered in Ironton, Ohio, is also owned by Premier.

Under terms of the definitive agreement, each share of Traders common stock will be entitled to merger consideration consisting of $50.00 cash and 3.75 shares of Premier common stock, subject to certain conditions and limitations.  Based upon yesterday’s closing price of Premier’s common stock, the total merger consideration would be $100.78 per Traders share.  The 3.75 exchange ratio is subject to certain adjustments depending upon the market price of Premier common stock just prior to consummation.  Premier will issue approximately 675,000 shares of its common stock (based upon the 3.75 exchange ratio) plus a total of $9.0 million in cash to the shareholders of Traders.  Baxter Fentriss & Company, an Investment and Merchant Banking firm in Richmond, Virginia acted as financial advisor to Traders.  The transaction, which still requires approval by regulatory agencies and Traders’ shareholders, is anticipated to close sometime in the first half of 2008.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.